Exhibit 99.1
October 28, 2008

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
KCS Reports Third Quarter Revenue Growth of 10.7%; Net Income Up 17.0%;
Operating Ratio Improves to 77.4%
Third Quarter Highlights
•	Record revenues of $491.5 million, a 10.7% increase over 2007

•	Record operating income of $111.0 million compared with $98.2 million in 2007, a 13.0% increase

•	Operating ratio of 77.4%, a 0.5-point improvement over the prior year period

•	Diluted EPS of $0.52
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported record third quarter revenues of $491.5 million, a 10.7% increase over third quarter 2007. The revenue growth was primarily related to a continued strong pricing environment. Carloadings were down 0.9% as compared to third quarter 2007 as a result of hurricanes disrupting service and refinery production during September. The financial impact to KCS of the two hurricanes that struck the Gulf Coast during the third quarter 2008 was more than one full point on the operating ratio or approximately $0.07 per diluted share.
For the third quarter, KCS revenue growth was led by the coal sector which had revenue growth of 13.2% driven by increased volumes of 0.7%. Agriculture and Minerals experienced revenue increases of 12.3% quarter-over-quarter. In addition, in the third quarter, revenues in Industrial and Consumer Products, which includes forest products, metals and scrap and other commodities, increased 11.8% driven by a strong market for metal shipments. Chemical and Petroleum Products revenues grew at 10.5%, and Intermodal revenue grew 15.8%. Automotive, a key component of Kansas City Southern de Mexico’s (KCSM) commodity mix, was down 13.4% due to the soft economy and decreased demand for new vehicles.
Third quarter operating expenses were $380.5 million, an increase of 10.0% over the prior year period. Fuel was the primary driver of increases in the quarter and up 35% over the same prior year period. Excluding the impact of fuel expense, operating expenses were up 4.0%.
Operating income for the third quarter of 2008 was a record $111.0 million compared with $98.2 million last year, a 13.0% improvement. The third quarter 2008 operating ratio was 77.4%, a 0.5 point improvement compared with third quarter 2007.
KCS recorded a foreign exchange loss of $7.5 million. This compares to a loss of $1.9 million in third quarter 2007. The loss is attributable to the strengthening U.S. dollar against the Mexican peso and had the effect of reducing diluted earnings per share by $0.05 during the third quarter 2008 as compared to a loss of $0.01 in same quarter last year.
Net income available to common shareholders in the third quarter totaled $48.9 million, or $0.52 per diluted share, compared with $41.8 million, and $0.48 per diluted share, respectively, in third quarter 2007.
Comments from the Chairman
“The fact that KCS was able to report strong third quarter earnings despite having to withstand the impact of two hurricanes that struck the Gulf Coast in rapid succession is a tribute to the competence and dedication of our employees and the underlying strength of our business,” stated Chairman and Chief Executive Officer Michael R. Haverty.
“The financial impact to KCS of Hurricanes Gustav and Ike equated to over one full point on our operating ratio which translates into approximately $0.07 per diluted share. Just prior to the hurricanes, KCS volumes were up 1.5% in the third quarter compared to last year, indicative of the Company’s growing business opportunities. Unfortunately, the storms took 15 refineries and chemical facilities out of service temporarily. In addition, KCS’ U.S. – Mexico cross border traffic was totally shut down for eight days as a result of Union Pacific’s track in southeastern Texas, over which KCS operates, being out of service due to hurricane-related issues. After the cross border route was reopened, traffic was limited for an additional week due to the congestion resulting from the backlog of business.
“Given these challenges, in addition to those posed by a slowing economy, it is notable that KCS recorded double-digit, 10.7%, revenue gains for the quarter, a 13.0% increase in operating income, a 17.0% improvement in net income, and a 0.5 point improvement in operating ratio to 77.4%. This illustrates the benefit of KCS’ diversified business mix in both the U.S. and Mexico, and our ability to deliver improved operational results even in less than ideal conditions.”
Headquartered in Kansas City, Missouri, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2007, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Income Statement
(In millions, except share and per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Revenues	$491.5	$444.1	$1,428.3	$1,282.5

Operating expenses:
Compensation and benefits	92.2	104.7	296.6	303.1
Purchased services	51.0	47.9	145.6	137.7
Fuel	90.1	66.6	259.2	194.8
Equipment costs	45.1	43.7	138.8	137.1
Depreciation and amortization	43.0	38.9	124.5	117.8
Casualties and insurance	23.8	15.9	62.0	52.8
Materials and other	35.3	28.2	102.6	85.5

Total operating expenses	380.5	345.9	1,129.3	1,028.8

Operating income	111.0	98.2	299.0	253.7

Equity in net earnings of unconsolidated affiliates	5.0	3.3	13.8	7.2
Interest expense	(35.5)	(37.3)	(102.7)	(118.3)
Debt retirement costs	—	—	(5.6)	(6.9)
Foreign exchange gain (loss)	(7.5)	(1.9)	0.7	(1.6)
Other income	3.8	2.0	7.0	5.9

Income before income taxes and minority interest	76.8	64.3	212.2	140.0
Income tax expense	25.1	17.5	67.2	40.6

Income before minority interest	51.7	46.8	145.0	99.4
Minority interest	0.1	0.1	0.3	0.3

Net income	51.6	46.7	144.7	99.1
Preferred stock dividends	2.7	4.9	12.4	15.0

Net income available to common shareholders	$48.9	$41.8	$132.3	$84.1

Earnings per share:
Basic earnings per share	$0.55	$0.55	$1.62	$1.11

Diluted earnings per share	$0.52	$0.48	$1.46	$1.00

Average shares outstanding (in thousands):
Basic	88,400	75,935	81,618	75,797
Potential dilutive common shares	10,518	21,716	17,375	14,781

Diluted	98,918	97,651	98,993	90,578

Kansas City Southern
Revenue & Carloadings By Commodity — Third Quarter 2008
(Dollars in Millions)

Carloadings				Revenue
Third Quarter		%		Third Quarter		%
2008	2007	Change		2008	2007	Change
			Coal
67,033	65,951	1.6%	Unit Coal	$46.1	$39.6	16.4%
13,276	13,808	(3.9%)	Other Coal	11.2	11.0	1.8%

80,309	79,759	0.7%	Total	57.3	50.6	13.2%

			Industrial & Consumer Products
40,376	46,732	(13.6%)	Forest Products	63.3	62.7	1.0%
29,671	21,640	37.1%	Metal/Scrap	48.2	30.5	58.0%
24,478	26,626	(8.1%)	Other	27.0	30.7	(12.1%)

94,525	94,998	(0.5%)	Total	138.5	123.9	11.8%

			Chemical & Petroleum Products
4,696	3,471	35.3%	Agri Chemicals	6.5	4.5	44.4%
25,686	27,145	(5.4%)	Other Chemicals	41.2	37.1	11.1%
14,752	15,856	(7.0%)	Petroleum	24.3	21.6	12.5%
14,637	11,716	24.9%	Plastics	20.3	20.3	—

59,771	58,188	2.7%	Total	92.3	83.5	10.5%

			Agriculture & Minerals
38,179	39,970	(4.5%)	Grain	66.9	59.4	12.6%
15,059	15,944	(5.6%)	Food Products	26.1	25.1	4.0%
14,671	14,271	2.8%	Ores & Minerals	15.2	12.8	18.8%
4,862	3,969	22.5%	Stone, Clay & Glass	7.6	5.8	31.0%

72,771	74,154	(1.9%)	Total	115.8	103.1	12.3%

			Intermodal & Automotive
136,813	134,869	1.4%	Intermodal	43.3	37.4	15.8%
21,469	27,997	(23.3%)	Automotive	25.1	29.0	(13.4%)

158,282	162,866	(2.8%)	Total	68.4	66.4	3.0%

465,658	469,965	(0.9%)	TOTAL FOR BUSINESS UNITS	472.3	427.5	10.5%

			Other Revenue	19.2	16.6	15.7%

465,658	469,965	(0.9%)	TOTAL	$491.5	$444.1	10.7%

Kansas City Southern
Revenue & Carloadings By Commodity – Year to Date September 30, 2008
(Dollars in Millions)

Carloadings				Revenue
Year to Date		%		Year to Date		%
2008	2007	Change		2008	2007	Change
			Coal
182,168	192,971	(5.6%)	Unit Coal	$121.3	$112.1	8.2%
39,614	39,536	0.2%	Other Coal	31.1	29.1	6.9%

221,782	232,507	(4.6%)	Total	152.4	141.2	7.9%

			Industrial & Consumer Products
124,254	138,679	(10.4%)	Forest Products	183.0	180.7	1.3%
87,984	74,879	17.5%	Metal/Scrap	135.2	98.4	37.4%
78,376	83,526	(6.2%)	Other	84.2	91.6	(8.1%)

290,614	297,084	(2.2%)	Total	402.4	370.7	8.6%

			Chemical & Petroleum Products
13,775	10,462	31.7%	Agri Chemicals	18.7	12.9	45.0%
78,666	76,875	2.3%	Other Chemicals	117.8	103.0	14.4%
47,808	49,005	(2.4%)	Petroleum	73.4	63.7	15.2%
45,730	33,459	36.7%	Plastics	63.0	57.8	9.0%

185,979	169,801	9.5%	Total	272.9	237.4	15.0%

			Agriculture & Minerals
118,651	121,722	(2.5%)	Grain	201.9	168.6	19.8%
44,523	47,708	(6.7%)	Food Products	74.8	74.6	0.3%
42,946	41,376	3.8%	Ores & Minerals	44.5	35.8	24.3%
14,048	11,921	17.8%	Stone, Clay & Glass	21.1	17.3	22.0%

220,168	222,727	(1.1%)	Total	342.3	296.3	15.5%

			Intermodal & Automotive
388,392	385,334	0.8%	Intermodal	119.4	103.7	15.1%
76,347	79,451	(3.9%)	Automotive	85.5	81.8	4.5%

464,739	464,785	—	Total	204.9	185.5	10.5%

1,383,282	1,386,904	(0.3%)	TOTAL FOR BUSINESS UNITS	1,374.9	1,231.1	11.7%
			Other Revenue	53.4	51.4	3.9%

1,383,282	1,386,904	(0.3%)	TOTAL	$1,428.3	$1,282.5	11.4%